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                                                                 EXHIBIT 10.1


                                    SUBLEASE

         THIS SUBLEASE (this "Sublease"), made on this ____ day of July, 1998, by and between RITE AID OF MICHIGAN, INC., having an address of P.O. Box 3165, Harrisburg, Pennsylvania, 17105, Attention: Secretary ("Landlord") and LAKESIDE COMMUNITY BANK, a Michigan corporation, having an address of 12900 Hall Road, Suite 395, Sterling Heights, Michigan 48313, Attention: Frank Blowers, President/CEO ("Tenant").


                                    RECITALS:


         A. Landlord entered into a Lease with S.F.S. Enterprises, a Michigan co-partnership and predecessor-in-interest to American United Life Insurance Company ("Prime Landlord"), as lessor, dated December 7, 1995, as amended by a Lease Amendment dated April 18, 1996 and a Second Lease Amendment dated August 8, 1996 (the "Prime Lease"), leasing approximately 11,180 square feet of space (as more particularly described in the Prime Lease, the "Landlord's Premises") located in a shopping center known as Lakeview Square Shopping Center located at 43850 Schoenherr Road, Sterling Heights, Michigan (the "Center"), to which Prime Lease reference is hereby made as if the same were herein set forth in full and at length.

         B. Landlord and Tenant have agreed that Landlord shall sublet a portion of the Landlord's Premises consisting of approximately 5,980 square feet, as depicted on Exhibit "A" attached hereto (the "Subleased Premises") to Tenant.

         WITNESSETH: That in consideration of the rents, covenants and agreements herein contained, Landlord hereby subleases to Tenant, and Tenant hereby subrents from Landlord, the Subleased Premises. This Sublease is made upon the following terms and conditions:


ARTICLE I - CONDITION OF THE PREMISES

         (a) Tenant accepts possession of the Subleased Premises in an AS-IS condition, without representation or warranty of any kind from Landlord as to the condition of the Subleased Premises or its fitness for the particular use to which Tenant expects to put the Subleased Premises.

         (b) Tenant shall, at its expense, perform all work which is necessary to prepare the Subleased Premises for the conduct of business by Tenant in the manner contemplated by this Sublease and to bring the Subleased Premises into compliance with all Governmental Requirements (hereinafter defined). All work performed by Tenant shall be performed in a good and workmanlike manner in accordance with plans

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and specifications approved in advance by Landlord and Prime Landlord and otherwise in compliance with all Governmental Requirements and Insurance Underwriters' Requirements (hereafter defined) and subject to all requirements and conditions set forth in the Prime Lease. All improvements incorporated by Tenant in the Subleased Premises (other than trade fixtures) shall be considered permanent improvements to the Subleased Premises and shall be the property of Landlord.

ARTICLE II - TERM

         The term of this Sublease shall commence on the date hereof (the "Commencement Date"). The term shall expire, if not sooner terminated, at 11:59 p.m. on the date which is ten (10) years after the Rent Commencement Date, as hereinafter defined, (the "Expiration Date").

ARTICLE III - QUIET ENJOYMENT

         So long as Tenant complies with the terms, covenants and conditions of this Sublease on Tenant's part, Tenant shall have the peaceful and quiet use of the Subleased Premises, subject to the terms, covenants and conditions of this Sublease, without interference by Landlord or anyone claiming rights in the Subleased Premises by, through or under Landlord.

ARTICLE IV - RENT AND TAXES

SECTION 4.01. MINIMUM ANNUAL RENT.

         (a) During the five (5) year period commencing on the date which is ninety (90) days after the execution of this Sublease by both parties (the "Rent Commencement Date"), Tenant shall pay Landlord annual minimum rent in the amount of ONE HUNDRED THOUSAND SEVEN HUNDRED THREE and 20/100 ($100,703.20) DOLLARS payable in equal monthly installments of EIGHT THOUSAND THREE HUNDRED NINETY-ONE and 93/100 ($8,391.93) DOLLARS.

         (b) During the five (5) year period commencing on the fifth anniversary of the Rent Commencement Date, Tenant shall pay Landlord annual minimum rent in the amount of ONE HUNDRED SIX THOUSAND SIX HUNDRED EIGHTY-THREE and 20/100 ($106,683.20) DOLLARS payable in equal monthly installments of EIGHT THOUSAND EIGHT HUNDRED NINETY and 27/100 ($8,890.27) DOLLARS.

         (c) Tenant shall pay these sums in advance, on or before the first
(lst) day of each calendar month, during the term hereof, commencing on the Rent Commencement Date. If the Rent Commencement Date falls on a date other than the first day of a month minimum rent shall be prorated for the balance of such month on a per diem basis. If any installment of rent due hereunder is not paid in good funds and received by Landlord within five (5) days after when such payment was due, Tenant


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agrees to pay without further demand of notice, in addition to rents and other charges due hereunder, a late charge equal to five (5%) percent of the amount outstanding.

SECTION 4.02. TAXES.

         In addition to all other sums due from Tenant hereunder, beginning on the Commencement Date, Tenant shall pay to Landlord as additional rent an amount equal to 53 % of the amounts charged to Landlord by Prime Landlord pursuant to the Prime Lease with respect to real estate taxes and assessments against the Subleased Premises and the Center pursuant to Article 9 of the Prime Lease, which amounts shall be paid within ten (10) days of receiving a bill therefore from Landlord.

SECTION 4.03. RENT PAYMENTS.

         (a) Whenever under the terms of this Sublease any sum of money is required to be paid by Tenant to Landlord in addition to the minimum rental herein reserved, whether or not such sum is herein designated as "additional rent" or provision is made for the collection of said sum as additional rent, such sum shall, nevertheless, be deemed to be additional rent, and shall be collectible as rent. All minimum rent required to be paid hereunder and all other payments fixed herein as to amount and time of payment shall be paid without prior demand, and all minimum rent, and additional rent shall be paid without any setoff, abatement, recoupment or deduction. Any payment by Tenant of a lesser amount of minimum or additional rental than is due shall be applied to such category of arrearage as Landlord may designate irrespective of any contrary designation by Tenant and to the oldest, most recent or other portion of the same due as Landlord may determine; and Landlord's acceptance of any such partial payment shall not be deemed and accord any satisfaction and shall be without prejudice to Landlord's right to pursue any other remedies.

         (b) All rent payable, and all statements deliverable by Tenant to Landlord under this Sublease shall be paid and delivered to Landlord c/o Rite Aid Corporation, Subtenants Accounts Receivable, P.O. Box 460, Camp Hill, PA 17001, or at such other address as Landlord may hereafter designate in writing to Tenant.


ARTICLE V - INTENTIONALLY OMITTED


ARTICLE VI - PERMITTED USE

         The Subleased Premises shall be used and occupied during the term hereof solely as a bank. Tenant shall not, either directly or indirectly, during the term of this Sublease, authorize or permit the sale of health and/or beauty aids or prescription drugs at, on or in the Subleased Premises. In addition, Tenant agrees not to use the


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Subleased Premises for any use which would violate the terms and provisions of the Prime Lease.

         In the event of a breach of any of the covenants of this Article, Landlord shall be entitled, in addition to any other remedy available to it, to sue for damages, terminate this sublease and/or obtain injunctive or other equitable relief.


ARTICLE VII - COMMON AREAS

SECTION 7.01. TENANT'S RIGHT TO USE COMMON AREAS. Landlord hereby assigns to Tenant Landlord's rights under the Prime Lease during the term of this Sublease, to use the common areas of the Center (as more particularly described in the Prime Lease, the "Common Areas"), which use shall be under and subject to the terms and conditions of the Prime Lease and such rules and regulations as may be prescribed from time to time by Prime Landlord; and Prime Landlord shall have exclusive management and control over the Common Areas.

SECTION 7.02. MAINTENANCE OF COMMON AREAS. Under the Prime Lease, Prime Landlord is obligated to maintain the Common Areas. Tenant shall have the right to enforce Prime Landlord's Common Area maintenance obligations during the term of this Sublease as if Tenant were the lessee under the Prime Lease. Tenant shall look solely to Prime Landlord for satisfaction of such obligations.

SECTION 7.03. COMMON AREA MAINTENANCE CHARGES. In addition to all other sums due from Tenant hereunder, beginning on the Commencement Date, Tenant shall pay to Landlord as additional rent an amount equal to 53 % of the amount due from Landlord to Prime Landlord with respect to Common Area services (as described in the Prime Lease) pursuant to Article 6 (c) of the Prime Lease, in accordance with the Prime Lease within ten (10) days of receiving invoice for such charges from Landlord.

ARTICLE VIII - ASSIGNMENT AND SUBLETTING

SECTION 8.01. RESTRICTIONS ON ASSIGNMENT. Tenant shall not assign this Sublease or further sublease all or any part of the Subleased Premises, nor permit other persons to occupy or conduct business in the Subleased Premises or any part thereof, nor grant any license, concession management contract or franchise for all or any part of the Subleased Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute subjective discretion. Any assignment by operation of law, attachment or assignment for the benefit of creditors shall, at Landlord's option, be inoperative. If Tenant is a corporation, any transfer of any of Tenant's issued and outstanding capital stock or any issuance of additional capital stock, as a result of which the majority of the issued and outstanding capital stock of Tenant is held by a corporation, firm or person or persons who do not hold a majority of the issued and outstanding capital stock of Tenant on the date hereof, shall be deemed a prohibited

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assignment under this Section 8.01. If Tenant is a partnership, any transfer of any interest in the partnership or any other change in the composition of the partnership which results in a change in the management of Tenant from the person or persons managing the partnership on the date hereof, shall be deemed a prohibited assignment under this Section 8.01.

SECTION 8.02. NO WAIVER. Without Landlord's prior written consent, any attempted assignment or sublet of all or any part of the Subleased Premises shall be null and void. If Landlord at any time consents in writing to any assignment or sublease as defined in and prohibited by Section 8.01, in addition to any other consideration that may pass between the parties in connection therewith, Tenant and any such assignee or sublessee shall be deemed to have covenanted not to make any further assignment or sublease contrary to the provisions of Section 8.01, and such covenant shall be deemed to have been made as of the date of such consent and shall take effect prospectively from the date hereof.


ARTICLE IX - REPAIRS

SECTION 9.01. REPAIRS BY PRIME LANDLORD. The Prime Lease requires Prime Landlord to, inter alia, maintain the structural components of the Subleased Premises, as more particularly described in Article 12 of the Prime Lease. Tenant shall have the right to enforce Prime Landlord's repair obligations under the Prime Lease as if Tenant were the Lessee under the Prime Lease. Tenant shall look solely to Prime Landlord to enforce these repair obligations.

SECTION 9.02. REPAIRS BY TENANT.

         (a) Saving and excepting the repairs for which Prime Landlord is responsible under the Prime Lease, Tenant at its expense shall promptly make all repairs and perform all maintenance in and to the Subleased Premises that are necessary or desirable in order to keep the Subleased Premises in compliance with the terms of the Prime Lease and in good order and repair and in safe, clean, dry and tenable condition. Tenant shall keep the Leased Premises and the sidewalk area adjacent thereto in a clean and sanitary condition, free from vermin and escaping odors.

         (b) If Tenant refuses or neglects to repair property as required herein and to the reasonable satisfaction of Landlord as soon as reasonably possible after written demand, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures, or other property or to Tenant's business by reason thereof, and, upon completion thereof, Tenant shall pay Landlord's costs plus ten (10%) percent for making such repairs as additional rent. If Tenant does not pay the foregoing sums within ten (10) days of Landlord's request therefore, such sums shall accrue interest at the rate of fifteen (15%) per cent per annum from the date such sums were advanced by Landlord.

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ARTICLE X - UTILITIES

Beginning with the date Landlord tenders possession of the Subleased Premises to Tenant, Tenant shall pay, when due or when billed by Prime Landlord or by Landlord, all charges for utility service furnished to the Subleased Premises, including, without limitation, water, sewer, heat, air conditioning, gas, electricity and telephone. Landlord shall not be liable to Tenant for damages because of any interruption in utility services, and Tenant shall not be entitled to claim a constructive eviction due to such interruption.


ARTICLE XI - TENANT'S OPERATIONS, ALTERATIONS, SIGNS AND LAW
             COMPLIANCE

SECTION 11.01. RULES AND REGULATIONS. Tenant shall at all times comply with the rules and regulations to be adopted from time to time by Prime Landlord. All such rules and regulations shall be deemed covenants of this Sublease to be performed and observed by Tenant.

SECTION 11.02. ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Subleased Premises or affecting any utility system servicing the Subleased Premises or other parts of the Center, without the prior written consent of Landlord or Prime Landlord. Any alterations, additions or improvements by Tenant shall immediately become the property of Landlord and remain upon the Subleased Premises at the end of the term unless Landlord notifies Tenant to restore the Subleased Premises to its original condition, in which event Tenant shall comply with such requirement prior to the expiration of the term. Before undertaking any alterations permitted hereunder or consented to by Landlord hereunder, Tenant shall obtain and furnish to Landlord an endorsement to the public liability insurance policy required to be carried by Tenant under Section 13.02 hereof to cover liabilities incurred in connection with any work undertaken by Tenant.

SECTION 11.03. SIGNS. Except for signage which has been approved by Landlord in advance, Tenant shall not, without Landlord's prior written consent, place, suffer to be placed or maintain any sign, billboard, marquee, awning, decoration, placard, lettering, advertising matter or other thing of any kind, whether permanent or temporary, on the exterior of the Subleased Premises. All signage for the Subleased Premises must comply with the requirements of the Prime Lease and all Governmental Requirements. In the event of any violation of this Section 11.03 by Tenant, Landlord may take such action as it sees fit to abate such violation, and Tenant shall pay to Landlord all expenses incurred by Landlord in connection therewith.

SECTION 11.04. COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS. Tenant shall promptly comply with all laws, rules, regulations, requirements and recommendations of governmental bodies and public authorities (collectively "Governmental Requirements")

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and of the local board of fire underwriters rating bureau or other fire insurance rating organization for the area in which the Subleased Premises are situated and of Prime Landlord's or Landlord's insurers, pertaining to the Subleased Premises or the use and occupancy thereof, or to fire preventive, warning and extinguishing apparatus (collectively "Insurance Underwriter's Requirements"). Tenant shall not do or suffer to be done, or keep or suffer to be kept anything in or about the Subleased Premises which will contravene any of Prime Landlord's or Landlord's insurance policies covering the Center or any part thereof (including, without limitation fire, casualty, liability, boiler and rent insurance) or which will prevent Prime Landlord or Landlord from procuring such policies in companies reasonably acceptable to Prime Landlord or Landlord, or which will impair Prime Landlord's or Landlord's rights to collect on any insurance policy; and if anything done, omitted to be done or suffered to be done by Tenant (including, without limitation, failure to occupy the Subleased Premises) or kept, suffered by Tenant to be kept in or about the Subleased Premises shall cause the rate of any such insurance on the Subleased Premises or on any other part of the Center to be increased above the rate applicable to the least, hazardous type of retail occupancy legally permitted in the Center or shall cause any policy of Prime Landlord's or Landlord's to be canceled or result in the disturbance of an insurance recovery, then Tenant will pay the increase in premium promptly upon Prime Landlord's or Landlord's demand or indemnify Prime Landlord or Landlord for any loss to the extent that insurance proceeds are insufficient to fully cover such loss, as the case may be.


ARTICLE XII - MECHANIC'S LIENS AND OTHER LIENS

         If any mechanic's or other lien is filed against the Subleased Premises or any part of the Center by reason of any labor, material or service furnished or alleged to have been furnished to Tenant or for any change, alteration, addition or repair to the Subleased Premises made by Tenant, Tenant shall cause such lien to be released of record by payment, bond or otherwise allowed by law, at Tenant's expense, within five (5) days after the filing thereof; and Tenant shall, at its expense, defend any proceeding for the enforcement of any such lien, discharge any judgment thereon and save Prime Landlord and Landlord harmless from all losses and expenses incurred by Landlord or Prime Landlord if either elects to defend or participate in the defense of such proceeding. Tenant shall not permit the Subleased Premises to be subjected to any statutory lien by reason of any act or omission on the part of Tenant or any of its approved concessionaires, licensees or subtenants or their respective agents, servants, employees or contractors; and in the event that any such lien attaches to the Subleased Premises or the Center, Tenant shall discharge the same promptly by payment, bond or otherwise as allowed by law, at its own expense, within five
(5) days after the filing thereof.


ARTICLE XIII - PUBLIC LIABILITY AND INSURANCE

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SECTION 13.01. INDEMNITY OF LANDLORD. Tenant shall defend, indemnify and save
Landlord harmless from and against any and all claims, actions, demands, damages, liability and expenses, including counsel fees for injury to the property of others and injury or death of persons, which is caused by or arises out of or in connection with Tenant's use or occupancy of the Subleased Premises or the Common Areas, or any thing, matter or condition of, on or pertaining to the Subleased Premises, or any act or omission of Tenant, its agents, employees, servants or contractors, or out of breach by Tenant of any term, covenant or condition of this Sublease to be performed or observed by Tenant.

SECTION 13.02. LIABILITY INSURANCE. Commencing with the date Landlord tenders possession of the Subleased Premises to Tenant, Tenant shall, at its expense, maintain comprehensive general public liability insurance in amounts and pursuant to policies required to be maintained by Landlord under the Prime Lease.

SECTION 13.03. CARRIER RATING. All insurance required under this Sublease shall name Landlord and Prime Landlord as additional insureds and shall be written with insurance companies licensed to do business in Michigan and rated by Best's Manual A+ as to general policy holders rating, and AAAAA as to financial rating, and shall contain an endorsement requiring thirty (30) days prior written notice to Landlord of any modification, cancellation or surrender.

SECTION 13.04. DELIVERY OF POLICIES. Prior to taking possession of the Subleased Premises, Tenant shall deliver to Landlord the original insurance policies required to be carried under this Sublease bearing a notation by the insurer or its agents that the premium is paid; and renewal certificates of each such policy shall be delivered to Landlord at least thirty (30) days prior to the expiration of any policy term bearing a notation the renewal premium has been paid.

SECTION 13.05. PAYMENT OF PRIME LANDLORD INSURANCE CHARGES. In addition to all other sums due from Tenant to Landlord hereunder, Tenant shall pay to Landlord as additional rent an amount equal to the amounts charged to Landlord by Prime Landlord pursuant to the Prime Lease for premiums for all insurance covering the Center, including without limitation, (a) Fire and Extended Coverage, (b) general liability, and (c) business interruption insurance, which amount shall be paid within ten (10) days of Landlord's request therefor.


ARTICLE XIV - LICENSES AND PERMITS

         Tenant shall be responsible for obtaining all permits respecting Tenant's use and occupancy of the Subleased Premises, and shall pay all privilege charges, occupancy permit fees, license fees or other charges or taxes which are imposed on or with respect to the Subleased Premises or the use and occupancy thereof.


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ARTICLE XV - TENANT'S PROPERTY

         (a) Tenant shall carry standard fire and extended coverage insurance on its trade fixtures, merchandise and other personal property in the Subleased Premises for their full replacement value consistent with the policies and such insurance which Landlord is required to maintain under the Prime Lease. Landlord shall not be liable to Tenant for any damage to any such property or to any property required to be insured by Tenant from any cause, unless (i) such damage is due to Landlord's gross negligence or willful misconduct and (ii) such damage is caused by an occurrence which is not an insured hazard under the standard fire and extended coverage insurance which is available for insuring such property of Tenant at the time of the loss.

         (b) Landlord shall not be liable to Tenant for damage to Tenant's property due to the negligence or intentional acts of any other tenant in the Center or to any condition existing on or emanating from the Subleased Premises of any other tenant which is caused by such tenant or its agents or contractors, nor shall Tenant be entitled to an abatement of rent or to claim an actual or constructive eviction, whole or partial, permanent or temporary, by reason of any such condition on or emanating from such other tenant's premises.


ARTICLE XVI - LANDLORD'S ENTRY ON PREMISES

         Prime Landlord, Landlord and their respective representatives may enter the Subleased Premises at any time to inspect the Subleased Premises, to enforce the provisions of this Sublease, to make repairs required of them hereunder or under the Prime Lease, to rectify defaults of Tenant pursuant to the rights granted to Landlord hereunder, to make repairs to the Subleased Premises or other premises in the Center, to check the temperature in the Subleased Premises and to repair any utility lines or system or systems servicing other parts of the Center or to rectify any condition in the Subleased Premises adversely affecting other occupants of the Center. Prime Landlord and/or Landlord may bring upon the Subleased Premises all things necessary to perform any work done in the Subleased Premises pursuant to this Article. If the Subleased Premises shall not be open for business at any time Prime Landlord or Landlord deems it necessary to enter therein, Prime Landlord or Landlord may enter the Subleased Premises by means of a master key, or by force, and Tenant hereby waives all claims against Prime Landlord and Landlord or their agents which may arise by reason of any such entry. Nothing herein contained shall be deemed or construed to impose upon Prime Landlord or Landlord any obligation or responsibility whatsoever for the care, maintenance or repair of the Subleased Premises, except as otherwise specifically provided in this Sublease.


ARTICLE XVII - DEFAULTS AND REMEDIES


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SECTION 17.01. ABATEMENT OF TENANT'S DEFAULTS. If Tenant defaults in the performance or observance of any term, covenant or condition to be performed or observed by it under this Sublease, and such default continues for more than five (5) days after written notice thereof, Landlord may take action to rectify such default on Tenant's behalf, and Landlord may rectify such default on Tenant's behalf immediately and without such notice if immediate action is reasonably believed to be required in order to avoid injury or damage to persons or property (including Landlord's property). Landlord may enter the Subleased Premises to rectify such defaults. All money advanced and costs and expenses incurred by Landlord in rectifying any default (including Landlord's reasonable legal fees) together with interest thereon at the rate of fifteen percent (I5 %) per annum from the date advanced until the date paid by Tenant, shall be repaid by Tenant to Landlord on demand.

SECTION 17.02. LANDLORD'S REMEDIES. If the rent payable hereunder is not paid when due, or if Tenant shall otherwise be in breach of or in default under this Sublease, or if a petition is filed by or against Tenant under any federal or state law pertaining to bankruptcy, insolvency, or an arrangement with creditors, Landlord may, in any such event, at its option, enter the Subleased Premises and declare this Sublease and the tenancy hereby created terminated, and in the event of such entry and/or termination, Landlord shall be entitled to the benefit of all remedies granted to Prime Landlord under the Prime Lease together with the benefit of all provisions of the public general laws of the State of Michigan and the public local laws of the City of Sterling Heights pertaining to the speedy recovery of lands and tenements. Notwithstanding such reentry and termination, Tenant shall remain liable for rent or damages which may be due or sustained prior thereto. Additionally, Tenant shall pay as liquidated damages, the amount of the rent reserved under this Sublease for the balance of the term, less the amount, if any received by Landlord during such period from others to whom the Subleased Premises may have been re-rented on such terms and conditions as Landlord, in its sole discretion, determines, after deducting all expenses incurred by Landlord in the repossession and reletting of the Subleased Premises. In any action by Landlord against Tenant under this Sublease, Tenant waives all statutory and equitable rights of redemption. The rights and remedies of Landlord provided for herein shall be cumulative and shall be in addition to every other right or remedy provided for herein or now or hereafter existing at law or in equity, by statute or otherwise. The exercise at the beginning of the exercise by Landlord of any one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

ARTICLE XVIII - RECORDING; NO REDEMPTION

         This Sublease shall not be recorded. Tenant waives all rights of redemption or any similar or other rights under any statute or judicial decision to redeem the premises or to redeem its interest under this Sublease after the occurrence of an event of default.


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ARTICLE XIX - NOTICES

         All notices from either party to the other under this Sublease shall be sent by telegram or by registered or certified mail, return receipt requested, hand delivered with signed receipt or by reliable overnight courier. Whenever in this Sublease reference is made to a notice to be given such notice shall be deemed to be given when mailed, wired or hand delivered to the proper notice address of the party to be notified.

         Notices to Landlord shall be addressed to it at the address above indicated. Notices to Tenant shall be addressed to it at the Subleased Premises or at the address of Tenant first set forth above. Either party may, from time to time, designate a different address for receiving notices, by giving the other party notice of the change of address in the manner above specified.

ARTICLE XX - MISCELLANEOUS PROVISIONS

SECTION 20.01. TERMINATION OF SUBLEASE. This Sublease shall terminate upon any termination of the Prime Lease. Tenant agrees that Landlord shall have no liability for any loss, cost, damage or expense caused by or in connection with the termination of this Sublease by virtue of the termination of the Prime Lease.

SECTION 20.02. SUCCESSORS AND ASSIGNS. This Sublease and the covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its permitted successors and assigns. As used herein the term "Tenant" includes its permitted successors and assigns, and the term "Landlord" includes its successors and assigns. The term "agents" and "employees" as used with respect to Tenant, shall include sublessees, concessionaires, franchisees and licensees of Tenant approved by Landlord, and the agents, servants and employees of such sublessees, concessionaires, franchisees and licensees.

SECTION 20.03. ENTIRE AGREEMENT. This Sublease contains the final agreement between the parties hereto. Landlord shall not have any obligation not expressly set forth herein; and neither party shall be bound by any promises or representations prior to the date hereof which are not expressly set forth herein.

SECTION 20.04. CAPTIONS; DELETIONS; DEFINITIONS. The headings and captions used in this Sublease are for convenience only and are not a part of this Sublease. If any printed provision of this Sublease is deleted by the parties, such deletion may not be utilized in interpreting the rights of the parties hereunder; but each party shall have all rights which it would have had, at law or otherwise, if such deleted provision had never been printed herein.


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SECTION 20.05. OBLIGATIONS SURVIVING TERMINATION. If this Sublease is terminated for any reason other than default of Tenant, all liabilities of the parties shall be adjusted as of the effective date of termination. Any termination hereof by reason of a default of the Tenant shall not affect any obligation or liability of Tenant under this Sublease which accrued prior to the effective date of termination, and all such obligations and liabilities of Tenant shall survive such termination.

SECTION 20.06 COMPLIANCE WITH PRIME LEASE. This Sublease is expressly subject and subordinate to the Prime Lease. Except as may be inconsistent with the terms hereof, all of the terms, covenants and conditions contained in the Prime Lease shall be applicable to this Sublease with the same force and effect as if Landlord were the lessor under the Prime Lease and Tenant were the lessee thereunder. Tenant shall neither do nor permit anything to be done which would cause or result in Landlord being in breach of or in default under the Prime Lease or which would cause or result in the Prime Lease being terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Landlord. Tenant shall indemnify and hold Landlord harmless from and against any and all damages, liabilities, actions, suits, proceedings, losses, costs and expenses, including attorneys' and experts' fees, which Landlord may incur or expend arising out of or in connection with the use or occupancy of the Subleased Premises by Tenant, Tenant's employees, contractors, agents or invitees, and/or any breach by Tenant of or any default by Tenant under this Sublease. Tenant acknowledges and agrees that it has reviewed and is familiar with the terms of the Prime Lease.

SECTION 20.07. PARTIAL INVALIDITY. If any term, covenant or condition of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and every other term, covenant or condition of this Sublease shall be valid and enforced to the fullest extent permitted by law.

SECTION 20.08. BROKERS. Tenant represents and warrants that it has not dealt with any broker in respect to this Sublease, except for Ludwig and Karas, Inc. who shall be paid a commission by Landlord for their services in connection with the negotiation of this Sublease pursuant to a separate agreement with Landlord. Tenant shall defend, indemnify and save Landlord harmless against all demands, claims and liabilities arising out of any dealings between Tenant and any broker other than Ludwig and Karas, Inc. in respect of this Sublease.

SECTION 20.09. SURRENDER OF PREMISES. At the expiration of the tenancy hereby created, or upon any reentry by Landlord into the Subleased Premises after a default by Tenant, Tenant shall surrender the Subleased Premises in the same condition as the Subleased Premises were upon the commencement of the term of this Sublease, reasonable wear and tear excepted, and shall deliver all keys for the Subleased

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
Premises to Landlord at the place then fixed for the payment of rent, and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Subleased Premises. Tenant shall remove all of its trade fixtures and inventory and any alterations, additions or improvements which Landlord requires to be removed pursuant to Section 11.02, before surrendering the Subleased Premises as aforesaid, and shall repair any damage to the Subleased Premises caused by such removal. Tenant's obligations to observe or perform this covenant shall survive the expiration or other termination of the term of this Sublease.

SECTION 20.10. CONDITION PRECEDENT. Landlord's obligations hereunder are contingent upon Landlord, using reasonable efforts, obtaining written consent from Prime Landlord to the terms and provisions of this Sublease.

SECTION 20.11. INSOLVENCY. Notwithstanding any other provisions contained in this Sublease, in the event (a) Tenant or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Sublease shall be levied upon or sold under execution, or other legal process, or (b) the depository institution then operating on the Subleased Premises is closed, or is taken over by any depository institution supervisory authority ("Authority"), Landlord may, in either such event, terminate this Sublease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Sublease is terminated by the Receiver or Liquidator, the maximum claim of Landlord, for rent, damage, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Sublease shall by law in no event exceed an amount equal to all accrued and unpaid rent to the date of termination.

         IN WITNESS WHEREOF, the parties hereto have executed this Sublease under their respective hands and seals as of the day and year first above written.

ATTEST/WITNESS:                             LANDLORD:
                                            RITE AID OF MICHIGAN, INC.



_______________________________             By:_________________________(SEAL)
                                                  Tyrone A. Powell
                                                  Authorized Representative

                                            TENANT:
                                            LAKESIDE COMMUNITY BANK


_______________________________             By:_________________________(SEAL)
                                               Name:
                                               Title:



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

                      JOINDER AND CONSENT OF PRIME LANDLORD

         The undersigned, Prime Landlord (as defined in the foregoing Sublease), hereby joins in this document for the purpose of consenting to the sublet of the Subleased Premises by Landlord to Tenant and the use of the Subleased Premises by Tenant in accordance with the terms specified herein.

                                            PRIME LANDLORD:



Date:  _________________, 1998              By:_________________________
                                               Name:
                                               Title:_____________________











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